Exhibit 21.1

SUBSIDIARIES OF MANULIFE PRIVATE CREDIT FUND

Name	Jurisdiction of Organization
Manulife Private Credit Subsidiary Fund LLC	Delaware

Manulife Private Credit Fund SPV, LLC	Delaware